 Sony Group Corp S-8

Exhibit 4.3

Allotment Agreement for Shares of Restricted Stock

Sony Group Corporation (the “Corporation”) and [the name of person to whom shares will be granted] (the “Qualified Person”) enter into this Allotment Agreement for Shares of Restricted Stock (this “Agreement”) as of November 17, 2021, as follows, in connection with (i) the allotment of the shares of common stock of the Corporation to be granted to the Qualified Person by the Corporation pursuant to the decision of the Representative Corporate Executive Officer of the Corporation made on October 28, 2021, which is based on the delegation by the Board of Directors of the Corporation, and (ii) the management of the account for such shares treated as restricted stock. This Agreement, including Exhibit 1 and Exhibit 2, shall also function as the notification set forth in Article 203, Paragraph 1 of the Companies Act, the application set forth in Article 203, Paragraph 2 of the Companies Act and the notification set forth in Article 204, Paragraph 3 of the Companies Act. This Agreement does not create a contract or guarantee of continued employment, nor does it form part of the employment agreement, if any, between the Corporation and the Qualified Person.

Article 1       (Purpose of this Agreement)

The purpose of granting shares of common stock of the Corporation to the Qualified Person pursuant to this Agreement as part of the restricted stock compensation plan of the Corporation is to (i) further promote shared values between the shareholders, on the one hand, and the executives (including the Qualified Person), on the other hand, and (ii) give an incentive to such executives to enhance the mid- to long-term business performance of the Corporation and its corporate value.

Article 2       (Issuance of the Shares)

1.	The Corporation shall issue 23,000 shares of common stock of the Corporation in accordance with the following terms, and the Qualified Person shall subscribe for [●] shares (the “Shares”; and the number of the Shares shall be hereinafter referred to as the “Number of Shares”) out of the said shares.

(1)	Class and number of the total shares which the Corporation shall grant to all Qualified Persons (the “Offered Shares”)

23,000 shares of common stock of the Corporation

(2)	Method of allotment of Offered Shares

Allotment of shares as restricted stock

(3)	Amount to be paid for each Offered Share

13,105 yen per share

(4)	Total amount to be paid for Offered Shares

301,415,000 yen

(5)	Substance and value of the investment assets that will be contributed in kind

Monetary compensation receivables payable by the subsidiary of the Corporation that will be granted to Executives of such subsidiary (the Corporation will assume such subsidiary’s debt obligation owed to such Executives in relation to such monetary compensation receivables): 301,415,000 yen (the amount of monetary compensation receivables that will be contributed for the Offered Shares, per share: 13,105 yen)

(6)	Amount of increase in stated capital

150,707,500 yen

(7)	Amount of increase in additional paid-in capital

150,707,500 yen

(8)	Payment date

November 18, 2021 (the “Payment Date”)

2.	The Qualified Person hereby agrees to immediately pay, on the Payment Date, the monetary compensation receivables to the Corporation in the amount obtained by multiplying (i) the Number of Shares to be subscribed for by the Qualified Person pursuant to the main clause of the preceding Paragraph by (ii) the amount of monetary compensation receivables that will be contributed per share for the Offered Shares, which is set forth in Item (5) of the preceding Paragraph; and the Corporation hereby approves payment by way of such contribution.

Article 3       (Restriction on Transfer of the Shares)

1.	Except as otherwise provided in Article 5 or Article 8, during the period from the Payment Date to July 1, 2024 (the “Transfer Restriction Period”), the Qualified Person shall not transfer, create any security interest on or otherwise dispose of the Shares (the “Transfer Restriction”). For the avoidance of doubt, in no case shall a person’s receipt of the Shares by bequest or inheritance violate this Article.

2.	In order to ensure compliance with the Transfer Restriction, during the Transfer Restriction Period (subject to Article 5 or Article 8), (i) the Shares granted to the Qualified Person will be managed by The Bank of Tokyo-Mitsubishi UFJ, Ltd. using a dedicated account for the Shares (the “Account for Shares”) in the name of Citibank, NA. (“Citibank”), which is set forth in Exhibit 2, and (ii) ADRs (as defined in Article 19, Paragraph 1) will be managed by Citibank. In connection with the aforesaid management of ADRs, the Corporation has entered into that certain Amended and Restated Deposit Agreement, dated as of October 15, 2014, as amended and supplemented from time to time, by and among the Corporation, Citibank, and all holders and beneficial owners of American Depository Shares thereunder, and has entered into that certain Sony Corporation Restricted ADS Agreement, dated as of July 17, 2017, as amended and supplemented from time to time, by and between the Corporation and Citibank (collectively, the “Management Agreements”). The Qualified Person’s acceptance of the Shares shall constitute his or her acceptance of all terms and conditions of the Management Agreements as they apply to the Shares and, as applicable, ADRs.

3.	The Qualified Person shall receive the book-entry transfer of the Shares into the Account for Shares.

Article 4       (Treatment of Shareholders’ Rights)

1.	The Qualified Person may exercise voting rights pertaining to the Shares and has the right to receive dividends of surplus pertaining to the Shares at all times, including during the Transfer Restriction Period.

2.	The Qualified Person shall not exercise, with respect to the Shares, appraisal rights (i.e., the right under which shareholders may request the company to purchase the shares held by such shareholders at a fair price, which is set forth in Article 116, Article 182-4, Article 192, Article 469, Article 785, Article 797, Article 806 and Article 816-6 of the Companies Act) or any other minority shareholders’ rights (including, but not limited to, the rights set forth in Article 206-2, Paragraph 4, Article 244-2, Paragraph 5, Article 297, Article 303, Paragraph 2, Article 305, Article 306, Article 358, Article 426, Paragraph 7, Article 433, Article 479, Paragraph 2, Article 796, Paragraph 3, Article 833, Article 847-3 and Article 854 of the Companies Act) against the Corporation for any reason until the Transfer Restriction is removed.

Article 5       (Removal of the Transfer Restriction)

1.	The Corporation shall remove, as of the expiration of the Transfer Restriction Period, the Transfer Restriction on all of the Shares held by the Qualified Person, on the condition that the Qualified Person has, throughout the Transfer Restriction Period, held one or more of his or her positions, as applicable, as a Director, a Corporate Executive Officer or any other officer at, or continued to be an employee of, the Corporation or a Related Company of the Corporation (a “Related Company” means a “subsidiary (kogaisha)” as defined in Article 8, Paragraph 3 of the Ordinance on the Terminology, Forms and Preparation Methods of Financial Statements, etc. or an “affiliated company (kanren kaisha)” as defined in Paragraph 5 of such Article; and together with the Corporation, the “Group Companies”).

2.	Notwithstanding the provisions of the preceding Paragraph, if, during the Transfer Restriction Period, the Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies due to his or her death or any other justifiable reason that is approved by the Corporation, the timing of the removal of the Transfer Restriction and the number of Shares for which the Transfer Restriction will be removed shall be as set forth below.

(1)	In the case that the Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies due to the Qualified Person’s death:

(a)	Timing of the removal of the Transfer Restriction

The later of: (A) the date of the decision by the Corporation regarding the handling of the Qualified Person’s Shares upon his or her ceasing to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceasing to be an employee of, the Group Companies due to the Qualified Person’s death; and (B) the date that notice is made pursuant to Article 11, Paragraph 1.

(b)	Number of Shares for which the Transfer Restriction will be removed

The number of Shares obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below (any fractional unit (where one unit equals 100 shares) shall be rounded down to the nearest unit (100 shares)); however, the Corporation may adjust the number of Shares for which the Transfer Restriction will be removed within a reasonable extent, and if Article 7, Paragraph 3, Item (8) applies to the Qualified Person, the number of Shares will be zero (0).

(i)	the Number of Shares held by the Qualified Person as of his or her death.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Payment Date to (y) the month including the date of the Qualified Person’s death by (B) 36.

(2)	In the case that the Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies due to any other justifiable reason that is approved by of the Corporation, other than in the case of the preceding Item:

(a)	Timing of the removal of the Transfer Restriction

As of the first business day of the month following the month in which the Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies (provided, however, that the Corporation may adjust the date of the removal of the Transfer Restriction within a reasonable extent from the perspective of administrative procedures for the removal of the Transfer Restriction).

(b)	Number of Shares for which the Transfer Restriction will be removed

The number of Shares obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below (any fractional unit (where one unit equals 100 shares) shall be rounded down to the nearest unit (100 shares)); however, the Corporation may adjust the number of Shares for which the Transfer Restriction will be removed within a reasonable extent.

(i)	the Number of Shares held by the Qualified Person as of ceasing to hold all positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceasing to be an employee of, the Group Companies.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Payment Date to (y) the month including the date that the Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies by (B) 36.

Article 6       (Compliance with the Financial Instruments and Exchange Act, Etc.)

1.	The Qualified Person shall, in selling the Shares for which the Transfer Restriction is removed in accordance with the preceding Article or Article 8, Paragraph 1, comply with the Financial Instruments and Exchange Act and any other applicable laws and regulations (including, but not limited to, the applicable U.S. laws and regulations) and the Corporation’s regulations for the prevention of insider trading.

2.	The Qualified Person shall, in selling the Shares for which the Transfer Restriction is removed in accordance with the preceding Article or Article 8, Paragraph 1, confirm in advance with the Legal Division of the Corporation (or any other department of the Corporation in charge of such matters at the time), whether there is any violation of Article 166 and/or Article 167 (provisions relating to insider trading) of the Financial Instruments and Exchange Act.

3.	In addition to the provisions of the preceding two (2) Paragraphs, the Qualified Person shall comply with the Companies Act, the Financial Instruments and Exchange Act and other applicable laws and regulations, and the internal regulations, etc. of the company to which the Qualified Person belongs, in connection with the holding, sale and other disposition of the Shares.

Article 7       (Events of Acquisition without any Consideration to, or Consent of, the Qualified Person)

1.	The Corporation shall acquire, without any consideration to, or consent of, the Qualified Person, all of the Shares held by the Qualified Person that are not subject to the removal of the Transfer Restriction as of the expiration of the Transfer Restriction Period.

2.	If the Transfer Restriction on any portion of the Shares is removed pursuant to Article 5, Paragraph 2, the Corporation shall automatically acquire at the same time the Transfer Restriction is removed and without any consideration to, or consent of, the Qualified Person, that portion of the Shares held by the Qualified Person for which the Transfer Restriction has not been removed.

3.	If any of the following events occurs with respect to the Qualified Person during the Transfer Restriction Period, the Corporation shall acquire all of the Shares at the same time that such event occurs and without any consideration to, or consent of, the Qualified Person. If time is required to determine whether any of the following events has occurred with respect to the Qualified Person during the Transfer Restriction Period, the Transfer Restriction shall not be removed under Article 5, Paragraph 1 and Paragraph 2 until the Corporation has reasonably determined that none of the following events has occurred with respect to the Qualified Person.

(1)	The Qualified Person is subject to imprisonment or other serious criminal penalty;

(2)	A petition for the commencement of bankruptcy proceedings, the commencement of civil rehabilitation proceedings or the commencement of any other similar proceedings is filed against the Qualified Person;

(3)	A petition seeking an attachment, a provisional attachment, a provisional disposition, a compulsory execution or a public auction is filed against the Qualified Person, or the Qualified Person receives a penalty for any default on the payment of taxes or other public dues;

(4)	The Qualified Person ceases to hold all the positions that he or she holds as a Director, a Corporate Executive Officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies (except for cases where the Qualified Person ceases to hold all such positions due to his or her death or any other justifiable reason that is approved by the Corporation);

(5)	In the event that the Corporation deems that the Qualified Person has (a) violated the Sony Group Code of Conduct or any other written policy of the Group Companies applicable to the Qualified Person, or has otherwise breached a duty of loyalty owed by the Qualified Person to the Group Companies, (b) breached the terms of any engagement or employment agreement with the Group Companies applicable to the Qualified Person or (c) taken or failed to take any action that would constitute “cause” as defined in such agreement applicable to the Qualified Person;

(6)	The Corporation determines that the Qualified Person is in violation of the provisions of this Agreement or the Detailed Regulations (as defined in Article 14, Paragraph 1; the same shall apply hereinafter);

(7)	The Qualified Person assumes the position of an officer, employee or consultant of, or other similar service-provider to, a company that is deemed by the Corporation to have a competitive relationship with the Group Companies (except for cases where the Qualified Person obtains the prior written approval of the Corporation); or

(8)	One (1) month has passed after the Qualified Person’s death without any notification and notice being made or given to the Corporation pursuant to Article 11, Paragraph 1 by the Qualified Person’s spouse, estate or by a person who has acquired the right to the Shares by bequest or inheritance (who shall be referred to collectively throughout this Agreement as the Qualified Person’s “heir(s)”).

Article 8       (Treatment of Shares in Case of Organizational Restructuring)

1.	During the Transfer Restriction Period, if any of the matters set forth in the following Items is approved at a General Meeting of Shareholders of the Corporation (provided, however, that if an approval at a General Meeting of Shareholders of the Corporation is not required, then the approval by the Representative Corporate Executive Officer of the Corporation) (provided, further, that it shall be limited to the case where the date prescribed in each Item below (the “Organizational Restructuring Effective Date”) is prior to the expiration of the Transfer Restriction Period), pursuant to the decision of the Representative Corporate Executive Officer of the Corporation, the Transfer Restriction shall be removed at the time immediately prior to the business day preceding the Organizational Restructuring Effective Date, with respect to such number of Shares as calculated based on Paragraph 2 (the “Number of Shares Subject to Removal Pursuant to Organizational Restructuring”), in respect of those Shares held by the Qualified Person as of the date of the relevant approval (the “Organizational Restructuring Approval Date”).

(1)	Merger agreement under which the Corporation will become the dissolving company: the effective date of the merger;

(2)	Absorption-type company split agreement or incorporation-type company split plan under which the Corporation will become the splitting company (limited to the case where, as of the effective date of the company split, the Corporation delivers to the shareholders of the Corporation all or a part of the consideration for the split that is to be paid in the relevant company split): the effective date of the company split;

(3)	Share exchange agreement or share transfer plan under which the Corporation will become a wholly owned subsidiary: the effective date of the share exchange or share transfer;

(4)	Share consolidation (limited to the case where the relevant share consolidation results in the Qualified Person holding only a fractional share of less than one (1) share): the effective date of the share consolidation;

(5)	Acquisition of all shares of common stock of the Corporation, to be conducted by attaching the class-wide call clause set forth in Article 108, Paragraph 1, Item 7 of the Companies Act to the shares of common stock of the Corporation: the acquisition date that is prescribed in Article 171, Paragraph 1, Item 3 of the Companies Act; and

(6)	Demand for share cash-out with respect to the shares of common stock of the Corporation (meaning the demand for share cash-out set forth in Article 179, Paragraph 2 of the Companies Act): the acquisition date that is prescribed in Article 179-2, Paragraph 1, Item 5 of the Companies Act.

2.	The Number of Shares Subject to Removal Pursuant to Organizational Restructuring shall be the number set forth in the following Item (1) multiplied by the number set forth in the following Item (2) (any fractional unit (where one unit equals 100 shares) shall be rounded down to the nearest unit (100 shares)); however, the Corporation may adjust the Number of Shares Subject to Removal Pursuant to Organizational Restructuring within a reasonable extent.

(1)	The Number of Shares held by the Qualified Person as of the Organizational Restructuring Approval Date.

(2)	The number of months in the period from (i) the month including the Payment Date to (ii) the month including the Organizational Restructuring Approval Date, divided by 36.

3.	In the case provided in Paragraph 1, the Corporation shall acquire, without any consideration to, or consent of, the Qualified Person, all of the Shares that are held by the Qualified Person and in respect of which the Transfer Restriction has not been removed as of the business day preceding the Organizational Restructuring Effective Date.

Article 9       (Waiver of Right to Make Claim for Damages)

The Qualified Person shall not, for whatever reason, pursue any responsibility of the Corporation and the directors and officers of the Corporation in relation to the Shares, including loss compensation, the addition of profits or claims for damages.

Article 10      (Notifications of Address and Contact Address in Japan, Etc.)

1.	During the Transfer Restriction Period, if the Qualified Person moves from the address of the Qualified Person set forth on the signature page at the end of this Agreement, the Qualified Person must notify the Corporation, in the manner provided in Article 12, Paragraph 2, of the post-move address. In addition, the Qualified Person must give notice to the Corporation of other matters which the Corporation judges to be necessary in connection with the Shares, and in respect of which the Corporation requests the Qualified Person to give notice.

2.	If the Qualified Person fails to make the notification in the preceding Paragraph, the last address that the Qualified Person has notified to the Corporation (if there has been no such notification by the Qualified Person, the address of the Qualified Person set forth on the signature page at the end of this Agreement) shall be deemed to be the address of the Qualified Person.

Article 11     (Treatment in Case of Death of Qualified Person)

1.	In the case that the Qualified Person dies during the Transfer Restriction Period, the heir(s) of such Qualified Person must notify the Corporation, in the manner provided in Article 12, Paragraph 2, of the name(s) and address(es) of such heir(s) immediately after the death of the Qualified Person. In addition, the heir(s) of the Qualified Person must give notice to the Corporation of other matters which the Corporation judges to be necessary in connection with the Shares, and in respect of which the Corporation requests the heir(s) of the Qualified Person to give notice.

2.	If the heir(s) of the Qualified Person fail(s) to make the notifications in the preceding Paragraph, the last address in respect of which the Qualified Person made the notification to the Corporation in Paragraph 1 of the preceding article (if there has been no such notification by the Qualified Person, the address of the Qualified Person set forth on the signature page at the end of this Agreement) shall be deemed to be the address of the heir(s) of the Qualified Person.

3.	The heir(s) of the Qualified Person must comply with this Agreement, the Detailed Regulations and other provisions concerning the Shares.

Article 12      (Method of Indication of Intention and Notice)

1.	All indications of intention and notices given by the Corporation to the Qualified Person (including the heir(s) of the Qualified Person) under this Agreement and the Detailed Regulations shall be made in any of the following manners (provided, however, that all indications of intention and notices given by the Corporation to the heir(s) of the Qualified Person under this Agreement and the Detailed Regulations shall be made by the manner of Item (1) if such heir(s) of the Qualified Person is/are not employed by or affiliated with the Group Companies.):

(1)	Delivery of documents to the address of the Qualified Person (including the heir(s) of the Qualified Person) set forth on the signature page at the end of this Agreement or, if there have been any changes thereto, to the address(es) set forth in Article 10 or Article 11;

(2)	Delivery of documents to the Qualified Person (including the heir(s) of the Qualified Person) at his or her department in the Group Companies or delivery by e-mail to the e-mail address of the Qualified Person (including the heir(s) of the Qualified Person) at the Group Companies; or

(3)	Giving notice on a web site of the Group Companies.

2.	All indications of intention and notices given by the Qualified Person (including the heir(s) of the Qualified Person) to the Corporation under this Agreement and the Detailed Regulations shall be made in writing to the Group HR Department of the Corporation or otherwise made in the manner designated by the Corporation.

Article 13      (Treatment of Personal Information)

The Corporation may use the personal information of the Qualified Person and the heir(s) of the Qualified Person that it has obtained from the Qualified Person and the heir(s) of the Qualified Person, for the preparation and administration of the shareholder registry as provided in the Companies Act, the preparation of various reporting documents addressed to the Qualified Person and/or the heir(s) of the Qualified Person, and otherwise conducting the procedures necessary for the implementation of this Agreement and the Detailed Regulations. Further, the Qualified Person and the heir(s) of the Qualified Person acknowledge and understand that the Corporation may entrust these tasks to third party service providers acting as broker/dealers and/or record keepers, securities companies and the share registry administrator (the “Contractors”), and accordingly the Corporation shall provide the Contractors with personal information held by the Corporation in respect of the Qualified Person and the heir(s) of the Qualified Person and the Contractors shall use such information, for the purpose of administering the restricted stock compensation plan of the Corporation. The information provided in this Article 13 is supplemental to the information set out in your Corporation’s employee privacy policy as in effect from time to time.

Article 14      (Right to Establish Detailed Regulations)

1.	For the purpose of stipulating matters concerning the implementation of this Agreement and any other details of the restricted stock compensation plan, the Corporation may establish, amend and abolish the “Detailed Regulations for Restricted Stock Compensation” (the “Detailed Regulations”), and the Qualified Person shall comply with the Detailed Regulations, as amended. Any establishment, amendment or abolishment of the Detailed Regulations shall be conducted by way of a decision by the Corporation.

2.	If the Corporation establishes, amends or abolishes the Detailed Regulations in accordance with the preceding Paragraph, the Corporation must immediately notify the Qualified Person thereof.

3.	Notwithstanding the provisions of Article 12, the notification in the preceding Paragraph may be conducted by the Corporation by transmitting the communication documents to the Corporation’s internal homepage and posting the required matters thereon (provided, however, that this Paragraph shall not apply to the heir(s) of the Qualified Person who is not employed by or affiliated with the Group Companies.).

Article 15      (Amendment of Agreement)

1.	If it is found that this Agreement is not in compliance with the Companies Act, the Financial Instruments and Exchange Act, the Income Tax Act, the Corporation Tax Act or any other relevant laws or regulations, or if this Agreement ceases to be in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, by giving notice to the Qualified Person, prescribe, amend or abolish any necessary provisions.

2.	In addition to the case described in the preceding Paragraph, when the Corporation finds it necessary, the Corporation may propose an amendment to this Agreement to the Qualified Person.

3.	If, within two (2) weeks after the Qualified Person receives the proposal mentioned in the preceding Paragraph, the Qualified Person does not make any objection to the Corporation in writing together with justifiable reasons, this Agreement shall be deemed to have been amended in accordance with the proposal made by the Corporation.

4.	In addition to the cases provided in each of the preceding Paragraphs, this Agreement may be amended through an agreement made by and between the Corporation and the Qualified Person.

Article 16      (Tax Treatment)

1.	The Qualified Person shall pay, at his or her own expense, any income tax imposed on him/her and any other taxes and governmental charges as well as costs, which arise as a result of the issuance of the Shares, the holding of the Shares, the removal of the Transfer Restrictions of the Shares, or the disposal, etc. of the Shares, including the sale thereof.

2.	Unless otherwise provided in Section 2(a) of Exhibit 4, if any Group Company has a statutory withholding obligation in connection with the procedure set forth in the preceding Paragraph, the Qualified Person shall, upon demand by the applicable Group Company, transfer an amount equal to the amount of the withholding tax to the bank account designated by the applicable Group Company and by the date designated by the applicable Group Company. Each Qualified Person in the U.S. shall review Section 2 of Exhibit 4 and decide whether he or she would like to make a Sell to Cover Election as set forth in Section 2(a) of Exhibit 4.

Article 17      (Treatment in Cases of Stock Split, Share Consolidation, Etc.)

During the Transfer Restriction Period, if, due to the Qualified Person’s holding of the Shares, the Qualified Person acquires shares of the Corporation for no consideration or the number of shares held by the Qualified Person increases (including the case where, during the Transfer Restriction Period, the Corporation conducts a stock split or a free share distribution in relation to the shares of common stock of the Corporation), the provisions of this Agreement shall also apply to such shares. The same shall apply, with respect to shares resulting from consolidation, if the Corporation conducts a share consolidation in relation to the shares of common stock of the Corporation during the Transfer Restriction Period. In the foregoing cases, the provisions of this Agreement shall apply by reasonably replacing words, pursuant to the judgment of the Corporation.

Article 18      (Treatment in Cases of Acquisitions of Shares without any Consideration to, or Consent of, the Qualified Person)

1.	If the Corporation removes the Transfer Restriction or conducts an acquisition without any consideration to, or consent of, the Qualified Person pursuant to the provisions of this Agreement, the Corporation shall provide the Qualified Person with written notice in advance in the form set forth in Exhibit 3 in respect of (i) the date on which the Transfer Restriction will be removed and the number of shares for which the Transfer Restriction will be removed or (ii) the date on which the acquisition without any consideration to, or consent of, the Qualified Person will be conducted and the number of shares to be acquired without any consideration to, or consent of, the Qualified Person by the Corporation.

2.	If the Corporation performs the procedures in relation to the Shares pursuant to the provisions of this Agreement, the Corporation may, at its own discretion and on behalf of and in the name of the Qualified Person, perform the procedures required by laws and ordinances or regulations pursuant to the provisions of this Agreement, including, but not limited to, making book-entries for the book-entry transfer that shall be implemented under the Act on Book Entry of Corporate Bonds and Shares, and the Qualified Person shall not raise any objections thereto.

Article 19      (Issuance of American Depositary Receipts)

1.	As long as the Corporation maintains the listing of American Depositary Receipts (“ADRs”), which represent shares of common stock of the Corporation in the United States, on a stock exchange in the United States, the Qualified Person agrees to generally receive ADRs in lieu of the Shares.

2.	The Transfer Restriction shall apply equally to ADRs issued in lieu of Shares for all purposes hereunder. In addition, the term “Shares” shall also be deemed to include “ADRs” for all purposes hereunder except with respect to Article 3 in this Agreement or unless the context otherwise requires in this Agreement. In respect of ADRs, any removal of such Transfer Restriction or any acquisition without any consideration to, or consent of, the Qualified Person of ADRs shall be conducted in accordance with the provisions concerning the Transfer Restriction and the acquisition without any consideration to, or consent of, the Qualified Person of the Shares under this Agreement, and in the same manner as those conducted in respect of the Shares.

3.	If the Corporation determines to delist ADRs from a stock exchange in the United States, the Corporation may acquire, without any consideration to, or consent of, the Qualified Person, all of the ADRs in respect of which the Transfer Restriction has not been removed as of the date on which such determination is made, and deliver to the Qualified Person the Shares which are represented by ADRs acquired and on which the Transfer Restriction is imposed, and the Qualified Person shall not raise any objections to such handling.

Article 20      (Treatment of Matters Not Provided for in this Agreement)

The Qualified Person shall comply with this Agreement including the additional terms provided in Exhibit 4, the Detailed Regulations and other provisions concerning the Shares. With respect to matters that are not provided for in this Agreement, such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation or in the event that such consultation fails to establish an agreement, such matters shall be reasonably decided by the Corporation.

Article 21      (Governing Law)

This Agreement, the Detailed Regulations and other provisions concerning the Shares shall be governed by and construed in accordance with the laws of Japan.

Article 22       (Jurisdiction)

The Corporation and the Qualified Person agree that the Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes that may arise in relation to this Agreement, the Detailed Regulations and other provisions concerning the Shares.

IN WITNESS WHEREOF, this Agreement and the grant of the Shares provided for herein shall be effective as of the date that either: (i) two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original or (ii) the Qualified Person has accepted the grant of Shares via electronic means, in accordance with procedures specified by the Corporation (including any Group Company) for such purpose, by providing a valid electronic signature.

November 17, 2021

(Corporation)	Address:	1-7-1 Konan, Minato-ku, Tokyo

	Name:	Sony Group Corporation
Representative Corporate Executive Officer
Kenichiro Yoshida

(Qualified Person)	Address:	[Address of the Qualified Person]
	Name:	[Name of the Qualified Person]

Exhibit 1    Matters to be notified pursuant to Article 203, Paragraph 1 of the Companies Act

(1)	Trade name:

Sony Group Corporation

(2)	Total number of shares authorized to be issued:

3,600,000,000 shares

(3)	Number of shares constituting one (1) unit of shares:

100 shares

(4)	Details of the offer:

As described in each Item of Article 2, Paragraph 1 of this Agreement

(5)	Shareholder Registry Administrator:

(i)	Name:	Mitsubishi UFJ Trust and Banking Corporation

(ii)	Address:	4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(iii)	Business office:	Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(6)	Indication pursuant to Article 150, Paragraph 2 of the Act on Book Entry of Corporate Bonds and Shares

As the shares of common stock of the Corporation are book-entry transfer shares, the provisions of the Act on Book Entry of Corporate Bonds and Shares shall apply to the shares of common stock of the Corporation.

Exhibit 2     Account for Shares

[●]

Exhibit 3

Notice

[MM DD], [YYYY]

To [Name of the Qualified Person]

1-7-1 Konan, Minato-ku, Tokyo
Sony Group Corporation
Representative Corporate Executive Officer
Kenichiro Yoshida

Pursuant to Article 18, Paragraph 1 of the Allotment Agreement for Shares of Restricted Stock (the “Agreement”) executed by and between the Corporation and [name of the Qualified Person] (the “Qualified Person”) on [MM DD], 2021, regarding the shares of restricted stock of the Corporation held by the Qualified Person, the Corporation hereby notifies the Qualified Person of [the removal of the Transfer Restriction and the number of shares to be acquired without any consideration to, or consent of, the Qualified Person], as follows. Unless the context otherwise requires, terms used in this Notice that are not otherwise defined herein shall have the same meanings as those ascribed to them in the Agreement.

[Date on which the Transfer Restriction will be removed]	[MM/DD], [YY]
[Number of shares for which the Transfer Restriction will be removed]	[●] shares

[Date on which the acquisition without any consideration to, or consent of, the Qualified Person will be conducted]	[MM/DD], [YY]
[Number of shares to be acquired without any consideration to, or consent of, the Qualified Person]	[●] shares

Exhibit 4 Additional terms for Qualified Persons in the U.S.

1.	Fair Market Value. For purposes of determining any income tax imposed on the Qualified Person, unless otherwise determined by the Corporation, fair market value shall be (i) the closing price of the Corporation’s American Depositary Receipts on the New York Stock Exchange (“NYSE”) as of the expiration of the Transfer Restriction Period or (ii) to the extent the expiration of the Transfer Restriction Period is not a trading day on the NYSE, the closing price of the Corporation’s American Depositary Receipts on the last trading day immediately preceding the expiration of the Transfer Restriction Period. In the event that the American Depositary Receipts cease to trade on the NYSE, fair market value shall be as determined by the Corporation in its sole discretion.

2.	Tax withholdings.

a.	☐ Sell to Cover Election

b.	If the Qualified Person makes a Sell to Cover Election by checking the box in Section 2(a), to the greatest extent permitted under the Agreement and applicable U.S. laws and regulations, the Qualified Person authorizes and directs (i) the applicable Group Company to provide for the sale of Shares following the removal of the Transfer Restrictions in an amount sufficient to satisfy the applicable Group Company’s statutory withholding obligations, (ii) the remittance of the cash proceeds of such sale to the Corporation and (iii) the applicable Group Company’s payment of such cash proceeds to the appropriate taxing authorities in an amount equal to the applicable Group Company’s statutory withholding obligations. It is the intent of the Group Companies and of the Qualified Person that the Sell to Cover Election and the sale of Shares pursuant to such election comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended, and be interpreted to comply with the requirements of Rule 10b5-1(c). If the Qualified Person makes a Sell to Cover Election by checking the box in Section 2(a), such election shall be irrevocable.

c.	If the Qualified Person does not make a Sell to Cover Election by checking the box in Section 2(a), the Qualified Person’s tax withholding will be governed by Article 16 of the Agreement. Any sale of Shares following the removal of the Transfer Restrictions, other than pursuant to the Sell to Cover Election in Section 2(a) or a 10b5-1 plan, will be subject to the Corporation’s insider trading rules.

End of Document